Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

AFC BDC INC.

AND

AFC ADVISOR LLC

This Agreement (the “Agreement”) is made as of April 4, 2022, by and between AFC BDC Inc., a Maryland corporation (the “Company”), and AFC Advisor LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company desires to retain the Advisor to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Advisor desires to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1)	Duties of the Advisor

a)	The Company hereby engages the Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (x) in accordance with the investment objective, policies and restrictions that are set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”) from time to time, and prior to the date on which the SEC declares the Company’s registration statements effective, in accordance with the investment objective, policies and restrictions that are set forth in the Company’s confidential private placement memorandum dated [●], 2022, as amended from time to time (the “PPM”); (y) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same may be amended from time to time; and (z) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) use reasonable endeavors to ensure that the Company’s investments consist mainly of assets, shares, securities or currencies (or derivative contracts relating thereto), which for the avoidance of doubt may include loans, notes and other evidences of indebtedness; (vi) perform due diligence on prospective portfolio companies; and (vii) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required. The Advisor shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Advisor will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Advisor to make investments on behalf of the Company through a special purpose vehicle, the Advisor shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

b)	The Advisor hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

c)	The Advisor is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Advisor may obtain the services of the Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder. Specifically, the Advisor may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Advisor, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Advisor and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Advisor shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

d)	The Advisor shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

e)	The Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Advisor agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Advisor may retain a copy of such records.

f)	The Advisor shall be primarily responsible for the execution of any trades in securities in the Company’s portfolio and the Company’s allocation of brokerage commissions.

2)	Company’s Responsibilities and Expenses Payable by the Company

Except as otherwise provided herein or in the Administration Agreement (the “Administration Agreement”), dated April 4, 2022, between the Company and the Advisor (the Advisor, in its capacity as the administrator, the “Administrator”), (i) the Advisor shall be solely responsible for, and the Company shall have no obligation to pay or reimburse the Advisor or its affiliates, for the respective compensation of the Advisor’s officers and employees who (a) serve on the Advisor’s investment committee, or (b) provide underwriting and/or portfolio management services to the Company under this Agreement, (such personnel providing the services described in this item (i), the “investment personnel”); and (ii) the Company shall pay or reimburse the Advisor or its affiliates, as applicable, for the Company’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel providing finance, tax, accounting, internal audit, legal, risk management, operations, originations, marketing, investor relations, portfolio servicing, compliance services and other non-investment personnel of the Advisor and its affiliates as reasonably determined by the Advisor to appropriately reflect the portion of time spent devoted by such personnel to the Company’s affairs (such personnel described in this item (ii), the “non-investment personnel”). The Advisor shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

The Company will bear its own expenses or reimburse the Administrator or Advisor, as applicable, including, without limitation, for the fees and costs enumerated in the Administration Agreement, as may be amended from time to time, including but not limited to Section 4 thereof.

3)	Compensation of the Advisor

The Company agrees to pay, and the Advisor agrees to accept, as compensation for the services provided by the Advisor hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Advisor or to the Advisor’s designee as the Advisor may otherwise direct.

a)

For services rendered under this Agreement, the Management Fee will be payable quarterly in arrears. The Management Fee for any partial month or quarter, as the case may be, will be appropriately prorated and adjusted (based on the number of days actually elapsed at the end of such partial month or quarter) relative to the total number of days in such month or quarter. The Management Fee shall be calculated as follows:

i)	Prior to an initial public offering (“IPO”) of the Company’s stock, if any, the Company will pay to the Advisor an asset-based fee (the “Pre-IPO Management Fee”) for management services in an amount equal to an annual rate of 1.50% of the NAV at the end of the most recently completed calendar quarter, excluding the portion of NAV represented by cash or cash equivalents (“Fee-Eligible NAV”).

ii)	Following an IPO, the Management Fee will be calculated at an annual rate of 1.50% of gross assets, including assets purchased with borrowed funds, but excluding cash and cash equivalents, based on the value of our total assets at the end of the most recently completed calendar quarter.

b)	The Incentive Fee consists of two components that are independent of each other with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on the Company’s income (the “Incentive Fee on Income”) and a portion is based on the Company’s capital gains (the “Incentive Fee on Capital Gains”), each as described below:

i)

The first component, the Incentive Fee on Income, shall be calculated and paid in arrears based on the Company’s Pre-Incentive Fee Net Investment Income for the immediately preceding quarter (or upon termination of the this Agreement, as of the termination date). “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies, other than fees for providing managerial assistance) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The calculation of the Incentive Fee on Income for each quarter is as follows:

(A)

No Incentive Fee on Income will be payable to the Advisor in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.50% (the “Preferred Return”) on net assets;

(B)

50% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 2.5% in any calendar quarter will be payable to the Advisor. This portion of the Company’s Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Advisor with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.5% on net assets in any calendar quarter; and

(C)

For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.5% on net assets, the Incentive Fee on Income will equal 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.

ii.)

The second component, the Incentive Fee on Capital Gains, shall be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement) in an amount equal to 20% of realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year (or upon termination of this Agreement), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis from inception through the end of the fiscal year (or upon termination of this Agreement), less the aggregate amount of any previously paid Incentive Fee on Capital Gains.

The Incentive Fee will start to accrue as of the date the Company commences operations and any such fees outstanding at the time of a termination of this Agreement shall be payable to the Advisor.

Once an Incentive Fee on Income is earned and paid to the Advisor, it is not refundable, notwithstanding any losses incurred by the Company in subsequent periods, except that if the Company’s Pre-Incentive Fee Net Investment Income for any fiscal year does not exceed the amount equal to the product of (i) 6.0% and (ii) the Company’s NAV as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), the Advisor will be obligated to pay the Company (such obligation to pay, the “Clawback Obligation”) an amount equal to the aggregate Incentive Fee on Income that was earned and paid to the Advisor during such fiscal year (such amount, the “Clawback Amount”); provided that under no circumstances will the Clawback Amount be more than the amount by which the Annual Hurdle Amount exceeds Pre-Incentive Fee Net Investment Income for the specified fiscal year. The Clawback Obligation is determined on an annual basis and any Incentive Fee on Income earned during a specified fiscal year will not be subject to the Clawback Obligation with respect to the Incentive Fee on Income earned during any prior or subsequent fiscal year. Notwithstanding the foregoing, for the Company’s first fiscal year, the Annual Hurdle Amount shall be the product of (i) 6% and (ii) the Company’s NAV immediately following the closing (at the Advisor’s sole determination) of the Company’s initial capital raise in connection with its election to be a BDC.

Examples of the quarterly incentive fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement. The fees payable under this Agreement for any partial period will be appropriately prorated.

4)	Covenants of the Advisor

The Advisor agrees that it will remain registered as an investment adviser under the Advisers Act so long as the Company maintains its election to be regulated as a BDC under the Investment Company Act. The Advisor agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5)	Excess Brokerage Commissions

The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6)	Investment Team

The Advisor shall manage the Company’s portfolio through a team of key personnel and investment professionals (the “Investment Team”) in cooperation with the Company’s Chief Executive Officer. The Investment Team shall be comprised of senior personnel of the Advisor, supported by and with access to the investment professionals, analytical capabilities and support personnel of the Advisor.

7)	Limitations on the Engagement of the Advisor

The services of the Advisor to the Company are not exclusive, and the Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Advisor shall be the only investment adviser for the Company. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Advisor and directors, officers, employees, partners, stockholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

8)	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Advisor is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Advisor or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Advisor or the Administrator or under the control or direction of the Advisor or the Administrator, even if paid by the Advisor or the Administrator.

9)	Limitation of Liability of the Advisor; Indemnification

The Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation its general partner or managing member and the Administrator each of whom shall be deemed a third-party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

10)	Effectiveness, Duration and Termination of Agreement

a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days’ written notice, by the vote of a majority of the Board or by a vote of the majority of the outstanding voting securities of the Company, in accordance with the requirements of the Investment Company Act, or by the Advisor. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Advisor and its representatives as and to the extent applicable.

b)	This Agreement shall continue in effect for two (2) years from the first date above written and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

c)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

11)	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12)	Amendments

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

13)	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. For the avoidance of doubt, to the extent compliance with the terms of this Agreement would violate any provision of the 1940 Act, such terms will be rendered invalid and the remainder of this Agreement shall be not be affected thereby.

13)	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by the Investment Company Act and the Advisers Act, as amended, the sole and exclusive forum for any action, suit or proceeding with respect to this Agreement shall be a federal or state court located in the State of New York, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at its principal office.

14)	No Third-Party Beneficiary

Other than expressly provided for in Paragraph 9 of this Agreement, this Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including, but not limited to, stockholders of the Company.

15)	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. Either party may deliver an executed copy of this Agreement, and of any documents contemplated hereby, by facsimile or other electronic transmission to the other party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

AFC BDC INC.

By:	/s/ Gabriel A. Katz
	Name:	Gabriel A. Katz
	Title:	Chief Legal Officer, Chief Compliance Officer and Secretary

AFC ADVISOR LLC

By:	/s/ Bernard D. Berman
	Name:	Bernard D. Berman
	Title:	Authorized Signatory

Annex A

Incentive Fee on Income Examples

The following scenarios set forth hypothetical examples of the quarterly Incentive Fee on Income calculation in accordance with our Advisory Agreement without consideration to any Clawback Obligation.

Example 1

Assumptions:

■	Net assets as of the last day of the immediately preceding fiscal quarter of $100.0 million; and

■	Pre-Incentive Fee Net Investment Income of $1.4 million.

Since Pre-Incentive Fee Net Investment Income of $1.4 million does not exceed the Preferred Return (1.5% * $100,000,000 = $1,500,000), there is no Incentive Fee on Income paid to the Advisor for such quarter.

Example 2

Assumptions:

■	Net assets as of the last day of the immediately preceding fiscal quarter of $100.0 million; and

■	Pre-Incentive Fee Net Investment Income of $2.0 million.

Under these assumptions, Pre-Incentive Fee Net Investment Income exceeds the Preferred Return but does not exceed 2.5% of net assets as of the last day of the immediately preceding fiscal quarter, so the quarterly Incentive Fee on Income payable to our Advisor would be $250,000, calculated as follows:

0.5 * ($2,000,000 – $1,500,000) = $250,000

Example 3

Assumptions:

■	Net assets as of the last day of the immediately preceding fiscal quarter of $100.0 million; and

■	Pre-Incentive Fee Net Investment Income of $4.0 million.

Under these assumptions, Pre-Incentive Fee Net Investment Income exceeds 2.5% of net assets as of the last day of the immediately preceding fiscal quarter, so the quarterly Incentive Fee on Income payable to our Advisor would be $800,000, calculated as follows:

[0.5 * ($2,500,000 – $1,500,000)] + [0.2 * ($4,000,000 – $2,500,000)] = $800,000

Incentive Fee on Income Example -- Clawback Obligation

The following scenario sets forth a simplified, hypothetical example of an annual Clawback Obligation. Our actual results may differ materially from the following example.

This example of an annual Clawback Obligation assumes the following:

●	NAV as of the last day of the immediately preceding fiscal year of $100.0 million;

●	Incentive Fee on Income of $800,000 earned and paid to the Advisor during such fiscal year; and

●	Pre-Incentive Fee Net Investment Income for the specified fiscal year of $4.0 million.

A-1

Under these assumptions, since Pre-Incentive Fee Net Investment Income of $4.0 million does not exceed the Annual Hurdle Amount of $6.0 million ($100,000,000 *0.6 = $6,000,000), the Clawback Amount would be $800,000, representing the entire Incentive Fee on Income that was paid to the Advisor during such fiscal year; provided, that under no circumstances shall the Clawback Amount be more than the amount by which the Annual Hurdle Amount exceeds Pre-Incentive Fee Net Investment Income for the specified fiscal year.

Second Component -- Capital Gains Incentive Fee

Capital Gains Incentive Fee Example

The following summary sets forth a simplified, hypothetical example of an annual Capital Gains Incentive Fee calculation in accordance with our Advisory Agreement. Our actual results may differ materially from the following example.

This example of a Capital Gains Incentive Fee calculation assumes the following:

■	Year 1: A $20.0 million investment made in Company A (“Investment A”), and a $30.0 million investment made in Company B (“Investment B”);

■	Year 2: Investment A sold for $50.0 million and fair market value (“FMV”) of Investment B determined to be $32.0 million;

■	Year 3: FMV of Investment B determined to be $25.0 million; and

■	Year 4: Investment B sold for $31.0 million.

Under these assumptions, the hypothetical total Capital Gains Incentive Fee payable to our Advisor would be as calculated below:

		Illustrative Amount	Calculation
1.	Year 1	None

2.	Year 2	$6,000,000	$30.0 million realized capital gains on sale of Investment A, multiplied by 20.0%

3.	Year 3	None	$25.0 million ($30.0 million realized capital gains on sale of Investment A less $5.0 million cumulative capital depreciation on Investment B) multiplied by 20.0%, less $6 million (previous Capital Gains Incentive Fee paid in Year 2)

4.	Year 4	$200,000	$31.0 million ($30.0 million realized capital gains on sale of Investment A plus $1 million realized capital gains on sale of Investment B) multiplied by 20.0%, less $6.0 million (previous Capital Gains Incentive Fee paid in Year 2)

5.	Total Years 1 through 4	$6,200,000	Total of above

A-2